NEWS RELEASE


Dan Coulter - Lucent Technologies
908-582-7635 (office)
908-735-0297 (home)

Lynn Newman
908-582-5522 (office)
973-993-8033 (home)

LUCENT TECHNOLOGIES ACQUIRES OCTEL

FOR RELEASE:  MONDAY, SEPTEMBER 29, 1997

     MURRAY HILL, N.J. -- Lucent Technologies today announced it has acquired Octel Communications Corporation. Lucent accepted Octel's tendered shares, representing about 95 percent of Octel's outstanding shares. Lucent's tender offer for Octel's shares terminated on Friday, September 26, 1997, at 5:00 p.m. Eastern time.

     Lucent said it plans today to effect a short form merger, under which it will pay Octel shareowners for any shares not tendered and acquire 1000 percent ownership of Octel.

     "We're delighted we can now bring our customers all the advantages of the Lucent/Octel combination," said Bill O'Shea, president of Lucent's Business Communications Systems unit. "Joining with Octel helps us better serve an industry growing at more than 20 percent a year. We'll begin working immediately to integrate Lucent's messaging offerings into the Octel Messaging Division under Bob Cohn."

     Robert Cohn, Octel's founder, chairman and CEO, is now a member of Lucent's senior executive team and president of Lucent's new Octel Messaging Division. He reports to O'Shea.

                                   -more-

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     "Our two companies have complementary strengths in the messaging marketplace," Cohn said. "We're on the fast track to build on those strengths, bring our messaging resources together, and focus on the tremendous opportunities for global growth in messaging.

     "Octel employees are excited to become part of the Lucent team," Cohn added, "and Octel engineers are eager to work with Lucent's world renowned Bell Labs."

     Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications systems and software, consumer and business telephone systems and microelectronics components. Bell Labs is the research and development arm for the company.

     For more information about Lucent Technologies, headquartered at Murray Hill, N.J., visit its website at http://www.lucent.com.

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